UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/22/2008

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Technitrol, Inc. and AMI Doduco, Inc. entered into an Amended and Restated Fee Consignment and/or Purchase of Silver Agreement with HSBC Bank USA, National Association dated as of February 12, 2008 (the "Agreement"). The Agreement amends and restates in its entirety the Fee Consignment and/or Purchase of Silver Agrement dated March 30, 2007 and reflects certain changes to the manner in which HSBC Bank USA consigns precious metals, including without limitation, changes with respect to the types of consignments offered, the payment of consignment fees, and the physical delivery and return of precious metal. Silver held on consignment under the Agreement may not at any time have a dollar value which exceeds US$25 million. The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Agreement filed herewith as Exhibit 10.22 which is incorporated herein by reference. Investors in Technitrol and other persons not party to the Agreement should not rely for any purpose on the covenants, representations or warranties made in the Agreement, or consider them as statements of fact or as representing the current state of Technitrol's affairs.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2008, Technitrol's Compensation Committee and James M. Papada, III agreed to an informal modification of the terms of Mr. Papada's Letter Agreement dated April 25, 2007. The modification allows Technitrol's Board of Directors to change Mr. Papada's duties in certain circumstances. Also, the modification provides for Mr. Papada to receive a minimum payment of US$200,000 in each of 2008 and 2009 under Technitrol's Short-Term Incentive Plan. The foregoing summary is not complete and is qualified in its entirety by reference to the description filed herewith as Exhibit 10.10(2) which is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.10(2) Modification to Letter Agreement agreed to on February 15, 2008.

10.22 Amended and Restated Fee Consignment and/or Purchase of Silver Agreement dated February 12, 2008 among HSBC Bank USA, National Association, AMI Doduco, Inc. and Technitrol, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: February 22, 2008	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. VP and CFO

Exhibit Index

Exhibit No.	Description
EX-10.10(2)	Modification
EX-10.22	Silver Agreement